UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2024

TELESIS BIO INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40497	45-1216839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10431 Wateridge Circle Suite 150
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 228-4115

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2024, Telesis Bio Inc. (the Company) announced that Todd R. Nelson, Ph.D., Founder, Chief Executive Officer (CEO) of the Company and member of the Company’s Board of Directors (the Board), will cease serving as the Company's CEO, effective as of April 16, 2024, and will remain a member of the Board (the Transition). In connection with Dr. Nelson's leaving his employment as the Company's CEO, the Company anticipates executing a Separation Agreement and Release with Dr. Nelson.

Also on April 17, 2024, the Company announced that Eric Esser, who had been serving as the Company's President and Chief Operating Officer, assumed the position of President and CEO for the Company, effective as of April 16, 2024. Mr. Esser, 54, has served as the Company’s Chief Operating Officer since May 2022 and was appointed to the office of President in May 2023. Prior to joining the Company, Mr. Esser served as VP of Manufacturing and Supply Chain at Berkeley Lights, Inc., a life sciences tools company, from December 2019 to May 2022 and VP of Operations at Unchained Labs, a life sciences company, from May 2015 to October 2019. Prior to that, he was Head of Global Operations at ProteinSimple, a protein tools company acquired by Bio-Techne, General Manager for Metallkraft AS’s China and Singapore division, General Manager, China and Director New Product Introduction at Molecular Devices, and Manufacturing Engineering Manager at KLA-Tencor. Mr. Esser earned a BSEET in Engineering from DeVry University.

In connection with his appointment, the Company entered into an amended offer letter with Mr. Esser on April 16, 2024 (the Esser Offer Letter). The Esser Offer Letter has no specific term and provides for at-will employment. Under the Esser Offer Letter, Mr. Esser will receive an initial annual base salary of $490,000 and will be eligible for an annual target bonus equal to 100% of his annual base salary. Further, the Board granted Mr. Esser 100,000 Restricted Stock Units and an option to purchase 200,000 shares of the Company’s common stock under the Company’s 2021 Stock Incentive Plan, exercisable at the fair market value of the Company’s common stock as of the date of the grant.

Except as set forth above, there are no arrangements or understandings between Mr. Esser and any other persons pursuant to which he was named to these positions with the Company. There are no family relationships between Mr. Esser and any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Additionally, Mr. Esser does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the Esser Offer Letter is qualified in its entirety by reference to the complete text of the Esser Offer Letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

In addition, on April 16, 2024, the Board approved the expansion of the Board from seven to eight members and appointed Mr. Esser to serve as a Class II director, effective immediately, with a term expiring at the 2026 annual meeting of stockholders or until his successor has been duly elected and qualified.

Item 8.01 Other Events.

On April 18, 2024, the Company issued a press release announcing the Transition and appointment of Mr. Esser as the Company’s President and CEO and member of the Board. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 18, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telesis Bio Inc.

Date:	April 17, 2024	By:	/s/ Eric Esser
President and Chief Executive Officer